Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made as of February 10, 2025 (“Effective Date”), between Inspire Veterinary Partners, Inc. (“IVP” or “Company”) and Kimball Carr (“Employee”).

Recitals:

A.	IVP wishes to employ Employee to serve as its Chief Executive Officer (CEO) and President and Employee is willing to undertake such employment in accordance with the terms of this Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1.	Term. The initial term of this Agreement is two (2) years. As this agreement is due to expire at the end of two (2) full years from the Effective Date, renewal is not applicable and further contract extensions will be managed by revised or new contract agreements.

2.	Duties. Employee shall report to the Board of Directors (BOD). Employee will devote as much time as is necessary to perform the duties and services required under this Agreement and as may be designated by the BOD, from time to time (collectively “Duties and Services”) and devote his best efforts to the business and affairs of IVP, the Duties and Services, and to promote the interests of IVP. Employee shall not, directly or indirectly, engage in any other business that could reasonably be expected to detract from his ability to apply his best efforts in the performance of his duties to IVP. Employee agrees to comply with all rules, regulations, and policies established or issued by and made applicable to IVP’s employees. A summary of the Duties and Responsibilities is attached in Appendix A.

3.	Compensation.

3.1.	Base Salary. Effective February 10, 2025, IVP shall pay Employee a base annual salary of $300,000, in bi-weekly increments according to IVP’s normal payroll cycle.

Annual increases effective at the start of the fiscal year-start will be contingent upon individual and company performance and external market comparators. Compensation adjustments proposed to the Compensation Committee for review and approval.

3.2.	Short-Term Incentive. Employee shall receive annual performance bonuses (“Bonuses”) at a minimum of 45%, target of 50% and maximum of 62.5% of Employees annual salary. Bonuses are determined after the fiscal year end and payable no later than 30 days after the submission of audited annual financials for the plan year. Employee must be employed during the entire fiscal year in order to earn or receive any Bonuses. Company Key Performance Indicators and terms of annual incentive measurement are outlined below:

				Achievement Scale $’s represented in Millions
Category*	Descriptor	Target	Weight	Min 90%	Target 100%	Max 110+%
Financial	Total Revenue - Clinic Total	$15.1M1	35%	$13.6	$15.1	$16.6
Financial	Operating Income (EBITDA) - Clinic Total	12.5%[1]	35%	11.3%	12.5%	13.8%
Financial	Operational Efficiency - G&A Expense[2] - Clinic Total	Total G&A Expense no more than 15% of total revenue[1]	10%	55.0%	50.0%	45.0%
Strategic	Business Development	Purchasing of $6M in additional annualized revenue from new M&A deals	20%	$ 5.4	$ 6.0	$ 6.6
				100%

*	Categories Consist of: Financial, Non-Financial and Strategic
[1]	Based on 13 clinic/hospitals: Aberdeen, Advanced Pet Care of Pasco, All Breed, Bartow, Chiefland, Family Pet Care, Lytle, Old 41, Pets & Friends, Pony Express, Southern Kern, Williamsburg, Valley Vet Services
[2]	G&A Expenses are defined on the clinic level P&L as operating expenses which include: marketing & advertising rent & occupancy, information technology, bank and credit card fees, dues & subscriptions, taxes & licenses, office expenses, travel & entertainment)
*	Results based on audited financials; timing of any pay-out March-April of following year

The table below reflects weighted achievement and opportunity for payout at min / target / max per each KPI.

	Clinic Revenue			Clinic Profit			Business Development			Operational Efficiency
Achievement Threshold %:	Minimum 90%	Target 100%	Max 110+%	Minimum 90%	Target 100%	Max 110+%	Minimum 90%	Target 100%	Max 110+%	Minimum 90%	Target 100%	Max 110+%
CEO	15.75%	17.50%	21.88%	15.75%	17.50%	21.88%	9.00%	10.00%	12.50%	4.50%	5.00%	6.25%
$ Payout (000s)	47.3	52.5	65.6	47.3	52.5	65.6	27.0	30.0	37.5	13.5	15.0	18.8

Subsequent annual KPIs and achievement scale/weighting to be determined by IVP Leadership for review and approval by the Compensation Committee.

3.3.	Long-Term Incentive. As further compensation for the services to be performed hereunder, Employee shall receive shares of the Company’s common stock as a Bonus (“Stock Bonus”), considering the Employee’s and Company’s performance for the calendar year. At the time of issuance (with exception to the Signing Grant), the Compensation Committee shall decide the stock vehicle(s) to be used (e.g., RSUs, Options, etc.) and the corresponding vesting schedule. Alignment to the Company stock plan programs and vesting schedule will be considered and approved in accordance with the Company’s Equity Plan document. Stock grant awards will be awarded as follows:

Timing	Amount of Base
12/31/2025	60-65%
12/21/2026	65-70%
30 days from Signing*	$150,000

*	The signing grant award will be non-qualified stock options and vested immediately.

3.4.	Withholdings. IVP shall deduct from all compensation paid under this Agreement all taxes and other withholdings required by law.

3.5.	Benefits. Employee shall be eligible to participate in the employee benefit plans offered to IVP’s employees (Full-Time and Salaried) on the same terms and conditions as other employees.

4.	Nondisclosure. During the course of his employment with IVP, Employee will have access to IVP’s trade secrets and proprietary and confidential information about IVP’s business (collectively, “Confidential Information”), including, but not limited to, information concerning its clients, vendors, prices, marketing strategies, research and development, strategic plan, contracts, proposals for work, planned acquisitions, and other information, all of which has independent economic value and is not available to the public. To protect IVP’s critical interest in the Confidential Information, Employee agrees that he will not, directly or indirectly, disclose or make available to anyone for use outside IVP at any time, either during or subsequent to his employment with IVP, regardless of how his employment ends, any Confidential Information, whether or not such information was developed by Employee.

4.1.	The Defend Trade Secrets Act of 2016 provides immunity from criminal and civil liability under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

5.	Non-Solicitation of Employees. Employee agrees that during his employment with IVP and for a period of two (2) years thereafter, regardless of how his employment ends, Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any person who was an employee of IVP on Employee’s last date of employment or for six months immediately prior thereto, to leave IVP to go to work for, or consult or perform contract work for, another veterinary company or practice.

6.	Non-Solicitation of Clients. Employee agrees that during his employment with IVP and for a period of two (2) years thereafter, regardless of how his employment ends, Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any person or entity that was a client of IVP’s on Employee’s last date of employment or for one year immediately prior thereto, to seek or obtain veterinary services from any provider of veterinary services other than IVP, if Employee had any communication with such client on behalf of IVP or learned any confidential information about such client through Employee’s employment with IVP.

7.	Termination. This Agreement may be terminated as follows:

7.1.	By IVP for Cause. IVP may terminate the Agreement immediately for Cause. “Cause” is defined as any of the following:

7.1.1.	Employee’s death.

7.1.2.	Employee’s mental or physical incapacity that prevents him, with or without reasonable accommodation, from performing his essential duties for a period of 60 consecutive days or longer.

7.1.3.	Disloyalty or dishonesty towards IVP.

7.1.4.	Gross or intentional neglect of in the performance of Employee’s Duties and Services or intentional or grossly negligent material failure to perform the Duties and Services.

7.1.5.	Employee’s violation of any law, rule, or regulation (other than minor traffic violations) related to Employee’s duties.

7.1.6.	Employee’s material breach of any provision of this Agreement or any written IVP policy.

7.1.7.	Any other intentional or grossly negligent act or omission which harms or may reasonably be expected to harm the reputation or business interests of IVP

7.2.	By Employee with Good Reason. Employee may terminate the Agreement immediately with Good Reason. “Good Reason” is defined as any of the following:

7.2.1.	A material breach of this Agreement by IVP if such breach is not cured within 10 days after Employee’s written notice.

7.2.2.	A material reduction in Employee’s salary, duties, or responsibilities without Employee’s consent (including but not limited to a change limiting his authority as CFO) if such breach is not cured within 10 days after Employee’s written notice.

7.2.3.	A request by IVP to relocate more than 50 miles away for business reasons, if IVP does not allow Employee to work remotely.

7.2.4.	A Change in Control, if Employee gives notice of termination for any reason within six (6) months of the Change in Control’s occurrence. A “Change in Control” is defined as (a) any consolidation or merger of IVP in which IVP is not the continuing or surviving corporation or pursuant to which the stock of IVP would be converted to cash, securities, or other property, other than a merger or consolidation of IVP in which the holders of IVP’s stock immediately prior to the merger or consolidation hold more than 50% of the stock or other forms of equity of the surviving corporation immediately after the merger; (b) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of IVP; (c) IVP’s Board of Directors’ approval of any plan or proposal for liquidation or dissolution of IVP; or (d) any sale, lease, exchange, or other transfer (in one or a series of related transactions) to person or persons not already owning more than 50% of the issued and outstanding common stock or other forms of equity of IVP.

8.	Severance Pay.

8.1.	In the event this Agreement is terminated pursuant to Sections 7.2.1, 7.2.2, or 7.2.3, IVP will provide Employee with severance pay equal to twelve (12) months of Employee’s then-current Base Salary, and reimbursement of COBRA related expenses for eighteen (18) months contingent on Employee executing a separation agreement and release of claims in a form prepared by IVP, attached as Exhibit 1.

8.2.	In the event this Agreement is terminated pursuant to Section 7.2.4, IVP will provide Employee with severance pay equal to (i) twelve (12) months of Employee’s then-current Base Salary, (ii) reimbursement of COBRA related expenses for eighteen (18) months and (iii) as determined in the sole discretion of the Board a pro rata Stock Bonus taking into account the Company’s performance for the current calendar year, all contingent on Employee executing a separation agreement and release of claims in a form prepared by IVP or its successor-in-interest.

8.3.	In the event this Agreement is terminated pursuant to Section 7.1 or terminated by Employee without Good Reason, as defined in Section 7.2, IVP will pay Employee through his last date of employment only and will have no further obligation to Employee.

8.4.	In the event the Employee is terminated without “Cause” as the term is defined in Section 7.1, IVP will provide Employee with severance pay equal to twelve (12) months of Employee’s then-current Base Salary, and reimbursement of COBRA related expenses for eighteen (18) months contingent on Employee executing a separation agreement and release of claims in the form prepared by IVP, attached as Exhibit 1.

8.5.	Employee shall have no legal duty to mitigate the severance pay amount Employee is due under this Agreement.

9.	Section 409A. It is the intention of IVP that all payments and benefits under this Agreement shall be made and provided in a manner that is either exempt from or intended to avoid taxation under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent applicable. Any ambiguity in this Agreement shall be interpreted to comply with Section 409A. Employee acknowledges that IVP has made no representations as to the treatment of the compensation and benefits provided in this Agreement and that he has been advised to obtain his own tax advice. Each amount or benefit payable pursuant to this Agreement shall be deemed a separate payment for the purposes of Section 409A.

10.	Miscellaneous.

10.1.	Modifications. This Agreement may be altered or amended in whole or in part only by a written instrument signed by the IVP Compensation Committee and Employee setting forth such changes.

10.2.	Restrictive Covenants of the Essence. This Agreement’s restrictive covenants, set forth in Sections 4 through 6 (“Restrictive Covenants”), are of the essence of this Agreement and will be construed as independent of any other provision in this Agreement. The existence of any claim or cause of action of the Employee against IVP, whether predicated on this Agreement or not, will not constitute a defense to IVP’s enforcement of this Agreement’s restrictive covenants.

10.3.	Injunctive Relief. IVP and Employee agree that irreparable injury will result to IVP in the event Employee violates any Restrictive Covenant and Employee acknowledges that the remedies at law for any breach by Employee of a Restrictive Covenant will be inadequate and that IVP will be entitled to injunctive relief, without the necessity of posting a bond, against Employee, in addition to any other remedy that is available, at law or in equity. Employee agrees that the Restrictive Covenants will be extended by the length of time which Employee will have been in breach of any of the provisions.

10.4.	Survivability. The Restrictive Covenants survive the termination of this Agreement.

10.5.	Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their legal successors and assigns.

10.6.	Severability. Should any one or more of the provisions hereof be deemed to be illegal or unenforceable, all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

10.7.	Attorney’s Fees. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation as determined by the court in a final judgment or decree, shall pay the successful party all costs, expenses and reasonable attorney’s fees incurred therein by such party or parties (including, without limitation, such costs, expenses and fees on any appeals), and if such successful parties shall recover judgment in any action or proceeding, such costs, expenses and attorney’s fees shall be included as part of such judgment.

10.8.	Governing Law and Venue. This Agreement shall be construed, interpreted and applied according to the laws of the Commonwealth of Virginia. Any dispute arising under or related to this Agreement shall be heard in the Circuit Court for Virginia Beach, Virginia, which will have exclusive jurisdiction over all such disputes. The parties waive any objection to personal jurisdiction in that court.

10.9.	Jury Waiver. The parties waive any right to a jury trial in any dispute arising under or related to this Agreement and agree that all such disputes shall be tried to a judge without a jury.

10.10.	Entire Agreement. This Agreement and the Existing Agreement(s) constitute the entire understanding between the parties hereto concerning the subject matter thereof and supersede all other agreements, whether oral or written, between the parties on those subject matters.

WITNESS THE FOLLOWING SIGNATURES:

[Employee Name & Title]	Date

INSPIRE VETERINARY PARTNERS, INC.

[IVP Signatory Name & Title]	Date

Appendix A – Duties & Responsibilities

Chief Executive Officer

Reports to: Board of Directors

Supervisory Responsibilities: Yes

Remote/Home Office

Job Type: Full time/Salaried

Estimated travel required: 25-50%

Position Brief

The Chief Executive Officer or CEO provides leadership and accountability for the overall strategic and operational success of Inspire Veterinary Partners, Inc. This will be carried out in concert with the guidance of the Board of Directors and in fulfillment of shareholder interests. The CEO is responsible for giving proper strategic direction and creating a vision for success. A CEO must be both a prudent manager and an inspiring leader with a business mindset and ability to see the “big picture” in a variety of settings. The CEO takes actions to enhance the company’s cash flow and profitability while promoting a purpose driven culture and positions the company as an Employer of Choice. The general goal of the CEO is to drive the company’s development and guide it towards long-term success.

Key Responsibilities

●	Develop high quality business strategies and plans ensuring their alignment with short-term and long-term objectives

●	Lead and motivate senior leadership team to advance employee engagement

●	Develop a high performing managerial team

●	Oversee all operations and business activities to ensure they produce the desired results and are consistent with the overall strategy and mission

●	Make high-quality investing decisions to advance the business and increase profits

●	Enforce adherence to legal guidelines and in-house policies to maintain the company’s legality and business ethics

●	Review financial and non-financial reports to devise solutions or improvements

●	Build trust relations with key partners and stakeholders and act as a point of contact for important shareholders

●	Analyze problematic situations and occurrences and provide solutions to ensure company survival and growth

●	Maintain a deep knowledge of the markets and industry of the company

Requirements and Skills

●	Proven and progressive experience as CEO or in other executive leadership position

●	Experience in developing profitable strategies and implementing vision

●	Strong understanding of corporate finance and performance management principles

●	Familiarity with diverse business functions such as marketing, PR, finance, IR etc.

●	In-depth knowledge of corporate governance and general management best practices

●	An entrepreneurial mindset with outstanding organizational and leadership skills

●	Analytical abilities and problem-solving skills

●	Excellent communication and public speaking skills

●	BA/SB in business or relevant field required

●	MSc/MA in business administration or relevant field preferred

Exhibit 1 – Form Separation Agreement and Release of Claims

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made between ___________ (“Employee”) and Inspire Veterinary Partners, Inc. (“IVP”), as of the last date of the signatures below.

Recitals

A. Employee’s employment will terminate effective __________ (“Termination Date”) pursuant to Section ______ of the parties’ Executive Employment Agreement (“EEA”).

B. Regardless of whether Employee executes this Agreement, IVP shall pay Employee all compensation earned, less withholding taxes, through the Termination Date and offer Employee any benefits to which Employee may be entitled under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

Agreement

For and in consideration of the mutual promises and commitments set forth below, the parties agree as follows:

1.	Severance Pay. Pursuant to Section ____ of the EEA, in exchange for Employee executing this Agreement and fulfilling its terms, IVP will pay Employee $______________ (“Severance Pay”), less all taxes and other withholdings required by law. IVP will pay the Severance Pay to Employee within 14 days following the Revocation Period, as defined below. Employee is solely responsible for any additional taxes and costs, including attorneys’ fees, that Employee may owe or incur as a result of the Severance Pay.

2.	General Release. Employee, for him and his heirs, representatives, successors, and assigns, hereby waives, releases, and forever discharges IVP and its affiliated entities and their shareholders, officers, directors, executives, employees, attorneys, and agents (collectively, “Releasees”), from any and all claims, known or unknown, that Employee has or may have relating to or arising out of Employee’s employment with IVP or the termination thereof. The types of claims waived by Employee include, but are not limited to: claims for wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation or liability in tort; claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, the Employee Retirement Income Security Act, and all other federal, state, and local laws relating to employment, employee benefits, or the termination of employment; and any other claim arising out of or relating to Employee’s employment with IVP or the termination thereof.

3.	ADEA Disclosures. This Agreement’s General Release includes a release of all claims under the ADEA. Pursuant to the ADEA, Employee acknowledges that: (1) this General Release includes, but is not limited to, all claims under the ADEA arising up to and including the date of the execution of this Agreement; (2) IVP has advised Employee to consult with an attorney of Employee’s own choosing concerning this Agreement; (3) IVP has advised Employee to consider this Agreement fully before signing it; (4) IVP has given Employee 21 days to consider this Agreement and to sign and return it to IVP; and (5) Employee has seven days following the return of a signed copy of this Agreement (the “Revocation Period”) to revoke acceptance of this Agreement by delivering a written notice of revocation to IVP. The Agreement will not become effective until after the Revocation Period.

4.	Incorporation of EEA. The restrictive covenants in Sections 4 through 6 of the EEA are incorporated herein and survive the termination of Employee’s employment.

5.	Covenant Not To Sue; Protected Actions. Employee represents that Employee has no demand letters, charges, complaints, or other proceedings pending in any court or administrative agency, commission, or other forum relating directly or indirectly to employment with IVP. Employee acknowledges that Employee has been properly paid for all work performed. Employee promises not to pursue any claim settled by this Agreement. Nothing in this Agreement precludes Employee from (a) filing a claim for or receiving unemployment benefits; (b) communicating with any government agency or otherwise participating in any investigation or proceeding that may be conducted by any government agency; (c) providing truthful testimony in litigation or to a government agency if compelled by subpoena or similar mechanism; or (d) filing an administrative charge under certain statutes or with the U.S. Equal Employment Opportunity Commission (“EEOC”) or other federal, state, or local government agency. Excepting only unemployment benefits, Employee waives the right to any monetary or other recovery from any claim arising out of or relating to employment with or termination of employment with IVP, including but not limited to any administrative charge filed with the EEOC or other federal, state, or local government agency.

6.	Return of Property. Employee agrees to return to IVP all IVP property in Employee’s possession, including without limitation all cell phones, laptops, computers, electronic devices, keys, key fobs, badges, documents, data, and business information. Employee agrees not to retain any copies of or notes regarding any documents, data, or business information, and hereby confirms that he has not retained any such copies or notes.

7.	No Admission of Wrongdoing. This Agreement shall not be construed as an admission of wrongdoing by either party.

8.	Attorney’s Fees. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation as determined by the court in a final judgment or decree, shall pay the successful party all costs, expenses and reasonable attorney’s fees incurred therein by such party or parties (including, without limitation, such costs, expenses and fees on any appeals), and if such successful parties shall recover judgment in any action or proceeding, such costs, expenses and attorney’s fees shall be included as part of such judgment.

9.	Governing Law and Venue. This Agreement shall be construed, interpreted, and applied according to the laws of the Commonwealth of Virginia. Any dispute arising under or related to this Agreement shall be heard in the Circuit Court for Virginia Beach, Virginia, which will have exclusive jurisdiction over all such disputes. The parties waive any objection to personal jurisdiction in that court.

10.	Jury Waiver. The parties waive any right to a jury trial in any dispute arising under or related to this Agreement and agree that all such disputes shall be tried to a judge without a jury.

11.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of IVP and its successors and assigns. Employee may not assign the Agreement.

12.	Entire Agreement. This Agreement may not be altered or modified in any respect except by writing duly executed by both parties. This Agreement constitutes the entire agreement between the parties pertaining to the matters with which it deals and supersedes all prior agreements pertaining to those matters.

13.	Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.	Counterparts. This Agreement may be executed in any number of counterparts, including by electronic transmission, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

15.	Severability. If any provision of this Agreement is held invalid or unenforceable, that invalidity shall not affect other provisions of this Agreement that can be given effect without the invalid provision, and to this end the provisions of this Agreement are declared to be severable.

THE UNDERSIGNED HAVE CAREFULLY READ THE FOREGOING AGREEMENT, UNDERSTAND ITS CONTENTS, AND FREELY AND VOLUNTARILY AGREE TO BE BOUND BY ALL OF ITS TERMS.

Employee Name	Date

INSPIRE VETERINARY PARTNERS, INC.	Date
By:
Its: